                              EMPLOYMENT AGREEMENT
                             LAMSON RHEINFRANK, JR.

                 Exhibit 4.1 - Amended as of September 17, 2002

                                  COMPENSATION

1. Base Salary. During the Employment Period, Employer shall pay to Executive a Base Salary, payable in equal monthly installments at such times during each month as is customary with Employer with respect to its senior executives, at a rate of $191,200 per annum.

2.   Short-Term Bonus Arrangement Applicable for Fiscal Year 2002.

     (a) Executive shall be entitled to receive an annual cash bonus for fiscal year 2002 based on the consolidated earnings per share of Employer ("EPS") as determined under the following Annual Cash Incentive Matrix:

      ========================================================================================
                          ANNUAL CASH INCENTIVE MATRIX
      ----------------------------------------------------------------------------------------
      FISCAL YEAR              EPS/BONUS                EPS/BONUS               EPS/BONUS
      ----------------------------------------------------------------------------------------
         2002                $0.98/$20,000            $1.18/$40,000           $1.28/$100,000
      ========================================================================================

     (b) An annual cash bonus shall not be payable for fiscal year 2002 if EPS for such fiscal year is less than $0.98.

     (c) If the EPS for fiscal 2002 is between the EPS levels shown in the above matrix, the amount of the annual cash bonus shall be prorated between such EPS levels. The maximum annual cash bonus for fiscal year 2002 is $100,000.

3.   Short-Term Bonus Arrangement Applicable for Fiscal Years 2003 and 2004.

     (a) Fiscal 2002 actual results, exclusive of the $0.19 per share non-recurring charge related to adoption of SFAS 242, will serve as the baseline for establishing the fiscal 2003 and 2004 bonus matrix. Under this matrix, incremental bonus payments will be made based on EPS improvements of 8%, 15% and 20% (exclusive of the one-time charge). In the following example, fiscal 2002 results are assumed to be $1.05 per share. Based upon $1.05 in fiscal 2002 EPS, the annual cash incentive matrix for the three-year period would be structured as follows:

====================================================================================================
                          ANNUAL CASH INCENTIVE MATRIX
----------------------------------------------------------------------------------------------------
                           8% EPS IMPROVE/           15% EPS IMPROVE/          20% EPS IMPROVE/
    FISCAL YEAR                BONUS %                   BONUS %                   BONUS %
----------------------------------------------------------------------------------------------------
        2002              $0.98/$20,000              $1.18/$40,000             $1.28/$100,000
----------------------------------------------------------------------------------------------------
        2003              $1.34/$20,000              $1.43/$40,000             $1.49/$100,000
----------------------------------------------------------------------------------------------------
        2004              $1.45/$20,000              $1.64/$40,000             $1.79/$100,000
----------------------------------------------------------------------------------------------------
     Cumulative           $3.77/$60,000              $4.25/$120,000            $4.56/$300,000
====================================================================================================

     (b) An annual cash bonus shall not be payable for fiscal year 2003 or fiscal 2004 if EPS for such fiscal year is less than the minimum level for each year as reflected in the matrix.

     (c) If the EPS for fiscal 2003 or fiscal 2004 is between the EPS levels reflected in the approved matrix, the amount of the annual cash bonus shall be prorated between such EPS levels. The maximum annual cash bonus for fiscal 2003 and fiscal 2004 is $100,000.

4. Short-Term Bonus - Three-Year Cumulative Provision. Due to the cyclical nature of the Company's business, the matrix will be structured to include a three-year cumulative catch-up provision

     The amount of the annual cash bonus for fiscal year 2004 may be increased from the amounts determined in the matrix for such year as a result of the cumulative three-year EPS. The following example illustrates how the annual cash bonus for fiscal year 2004 may be increased by the cumulative three-year EPS (assuming the example matrix presented in item 3 above which is reflective of fiscal 2002 EPS of $1.05).

                                                   EPS            BONUS
                                                   ---            -----

     Fiscal Year 2002                            $ 1.05        $    27,000
     Fiscal Year 2003                            $ 1.32        $         0
     Fiscal Year 2004                            $ 1.70        $    64,000
                                                 ------        -----------
     Cumulative Three-Year Total                 $ 4.07        $    91,000
     Cumulative Adjustment                                     $     6,500 (additional amount paid in 2004)
                                                               -----------
     Cumulative Bonus Paid                                     $    97,500

     The cumulative annual bonus for fiscal years 2002, 2003 and 2004 before cumulative adjustment would be $91,000. Because the cumulative three-year EPS of $4.07 is between $3.77 and $4.25, the cumulative three-year bonus amount attributable to $4.07 would be $97,500, a proration between $3.77/$60,000 and $4.25/$120,000. As such, an additional $6,500 would be payable in 2004 to bring the fiscal year 2004 bonus to $70,500 and the cumulative three-year bonus to $97,500.

5. Short-Term Bonus - Timing of Payment. Employer shall pay to Executive the annual cash bonus payable, if any, within 75 days following the end of each fiscal year.

6. Short-Term Bonus Arrangement(s) Applicable for Fiscal Years After 2004. Executive shall be entitled to receive annual cash bonuses for years after fiscal year 2004 under a bonus arrangement or arrangements to be determined by Employer which shall provide Executive an annual bonus opportunity of at least $100,000.

7. Long-Term Incentive Arrangement Applicable for Fiscal Years 2000, 2001 and 2002. On November 9, 1999, Executive received a grant of options to purchase 18,000 shares of Company Common Stock. Pursuant to the Compensation Committee's grant to Executive, the options, to the extent not previously exercisable and vested, shall be immediately exercisable and vested upon the termination of the Employment Period by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to
     Section 5.3, if such termination occurs within three months prior to or twelve months after a Change in Control.

8. Long-Term Incentive Arrangement Applicable for Fiscal Years 2003, 2004 and 2005. On September 17, 2002, Executive received a grant of options to purchase 18,000 shares of Company Common Stock. Pursuant to the Compensation Committee's grant to Executive, the options, to the extent not previously exercisable and vested, shall be immediately exercisable and vested upon the termination of the Employment Period by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to
     Section 5.3, if such termination occurs within three months prior to or twelve months after a Change in Control.

9. Long-Term Incentive Arrangement(s) Applicable for Fiscal Years After 2005. In each fiscal year after 2005, Executive shall be entitled to participate in a long-term incentive arrangement or arrangements to be determined by Employer, which arrangement or arrangements shall provide Executive an opportunity to earn an amount no less than the product of $50,000 multiplied by the numbers of fiscal years to which the arrangement or arrangements relate.